Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2013 SECOND QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – January 31, 2013 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal second quarter and six months ended December 31, 2012. Cardica's management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company's business.

“Having shipped our first commercial units of the MicroCutter XCHANGE™ 30, with additional orders in process for early adopters, we plan to extend our commercial launch gradually while making selective improvements to ensure broad reliability and clinical adoption in Europe,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “At the same time, we intend to enroll additional patients in our European clinical trial using the commercial version of our XCHANGE 30 in the weeks ahead, with a planned enrollment completion in the second quarter of calendar year 2013.”

Recent Highlights and Accomplishments

●	Shipped 30 MicroCutter XCHANGE™ 30 devices and 108 XCHANGE™ 30 cartridges, to DACH Medical Group, the company's distributor in Germany, Austria and Switzerland in the fiscal 2013 second quarter;
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Enrolled additional patients in the company's European clinical trial of the MicroCutter XCHANGE 30 devices; the commercial XCHANGE 30 device will be used for all remaining patients enrolled in the study;

●	Added and trained two new trial sites in Germany for Cardica's European clinical study, bringing the total number of sites having or actively enrolling patients to seven;
●

Completed over 700 deployments in more than 250 procedures with the XCHANGE 30 device since May 2012, including procedures such as appendectomies, vascular transections, intestinal and lung resections;

●	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 30,500 units, with 927 units shipped in the fiscal 2013 second quarter;
●	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 13,500, with 242 units shipped in the fiscal 2013 second quarter; and,
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Completed enrollment in the Multicenter Assessment of Grafts in Coronaries (MAGIC) trial, a post market surveillance study for the long-term evaluation of bypass grafts completed using the C-Port systems.

Fiscal 2013 Second Quarter and Six Months Ended December 31, 2012 Financial Results

Total product sales were approximately $0.8 million for both the fiscal 2013 and fiscal 2012 second quarters. License and development revenue was $84,000 for both the fiscal 2013 and fiscal 2012 second quarters, with license and development revenue from both periods a result of the August 2010 agreement with Intuitive Surgical. Total net revenue was approximately $0.9 million for both the fiscal 2013 and fiscal 2012 second quarters.

Cost of product sales was approximately $1.0 million for the fiscal 2013 second quarter compared to approximately $1.1 million for the fiscal 2012 second quarter. Research and development expenses were approximately $2.3 million for the fiscal 2013 second quarter compared to $1.5 million in the same period of fiscal 2012. The increase in R&D expense for the fiscal 2013 second quarter is due to an increase in materials purchased, clinical expenses and depreciation expense related to MicroCutter program development activities. Selling, general and administrative expenses were $1.7 million for the fiscal 2013 second quarter compared to $1.5 million for the same period in fiscal 2012.

The net loss for the fiscal 2013 second quarter was approximately $4.2 million, or $0.11 per share, compared with a net loss of approximately $3.2 million, or $0.12 per share, in the fiscal 2012 second quarter.

Total net revenue was approximately $1.8 million for both the six months ended December 31, 2012, and the six months ended December 31, 2011. Total operating costs and expenses for the six months ended December 31, 2012, were approximately $9.9 million compared to $8.0 million for the six months ended December 31, 2011. Net loss for the six months ended December 31, 2012, was approximately $8.3 million, or $0.23 per share, compared to $6.2 million, or $0.23 per share for the same period of fiscal 2012.

Cash and short term investments as of December 31, 2012, were approximately $6.7 million compared with $11.2 million at September 30, 2012. As of December 31, 2012, there were approximately 37 million shares of common stock outstanding.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-804-6923 from the United States and Canada or 857-350-1669 internationally. The conference ID is 26563845. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through February 7, 2013, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 81377678.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company's website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 44,100 units throughout the world. In addition, Cardica is developing the Cardica® MicroCutter XCHANGE™ 30, a cartridge-based microcutter device with a five-millimeter shaft diameter, and the Cardica® MicroCutter XPRESS™ 30, a true multi-fire laparoscopic stapling device. Both MicroCutter devices are designed to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 30 and XPRESS 30 products require 510(k) review and are not yet commercially available in the U.S.

Forward-Looking Statements

The statements in this press release regarding Cardica's plans to extend its commercial launch of the MicroCutter XCHANGE™ 30 gradually, and its intention to enroll additional patients in its European clinical trial using the commercial version of the XCHANGE 30 in the weeks ahead, with a planned enrollment completion in the second quarter of calendar year 2013, are "forward-looking statements." The words “intend” and “plan” are intended to identify these forward-looking statements. There are a number of important factors that could cause Cardica's results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to further develop or commercialize the XCHANGE 30; that the XCHANGE 30 may face development, regulatory, reimbursement and manufacturing risks; that Cardica's intellectual property rights may not provide adequate protection to enable further development of the XCHANGE 30; that surgeons may not use the XCHANGE 30 correctly, which could cause unfavorable results that may impair the acceptance of the XCHANGE 30 by other surgeons; and that Cardica may not have sufficient funds to develop the XCHANGE 30, as well as other risks detailed from time to time in Cardica's reports filed with the U.S. Securities and Exchange Commission, including its Current Report on Form 10-Q for the quarter ended December 31, 2012. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica's reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.

Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended December 31,		Six months ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue
Product sales, net	$773	$811	$1,555	$1,578
License and development revenue	84	84	168	168
Royalty revenue	17	17	36	36
Total	874	912	1,759	1,782

Operating costs and expenses
Cost of product sales	968	1,078	1,600	1,905
Research and development	2,274	1,482	4,826	3,039
Selling, general and administrative	1,712	1,483	3,447	3,024
Total operating costs and expenses	4,954	4,043	9,873	7,968

Loss from operations	(4,080)	(3,131)	(8,114)	(6,186)
Interest and other income	4	2	9	3
Interest expense	(116)	(57)	(227)	(58)
Net loss	$(4,192)	$(3,186)	$(8,332)	$(6,241)

Basic and diluted net loss per share	$(0.11)	$(0.12)	$(0.23)	$(0.23)

Shares used in computing basic and diluted net loss per share	36,951	27,095	36,837	26,950

Balance Sheets

(amounts in thousands)

	December 31, 2012	June 30, 2012
	(unaudited)
Assets
Cash and cash equivalents	$6,661	$14,645
Accounts receivable	443	299
Inventories	999	576
Other assets	3,395	2,622
Total assets	$11,498	$18,142

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,223	$1,860
Deferred revenue	2,222	2,390
Long term debt	2,655	2,532
Total stockholders' equity	4,398	11,360
Total liabilities and stockholders' equity	$11,498	$18,142